Exhibit 5.1

Mark Ballantyne

T: +1 703 456 8084

mballantyne@cooley.com

November 13, 2023

VYNE Therapeutics Inc.

685 Route 202/206 N., Suite 301

Bridgewater, New Jersey 08807

Ladies and Gentlemen:

We have acted as counsel to VYNE Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by certain selling stockholders (the “Selling Stockholders”) of up to 39,266,980 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 10,652,543 outstanding shares of Common Stock (the “Shares”) and (ii) up to 28,614,437 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of outstanding pre-funded warrants to purchase shares of Common Stock (the “Warrants”). The Shares and the Warrants were issued pursuant to a Securities Purchase Agreement, dated October 27, 2023, by and among the Company and the purchasers named therein (the “Securities Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Securities Purchase Agreement, the Warrants and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and nonassessable and that the Warrant Shares, when issued against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Cooley LLP One Freedom Square Reston town center 11951 freedom drive reston, va 20190-5640
t: (703) 456-8000 f: (703) 456-8100 cooley.com

Mark Ballantyne

T: +1 703 456 8084

mballantyne@cooley.com

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

*****

Very truly yours,

COOLEY LLP

By:	/s/ Mark Ballantyne
Mark Ballantyne, Partner

Cooley LLP One Freedom Square Reston town center 11951 freedom drive reston, va 20190-5640
t: (703) 456-8000 f: (703) 456-8100 cooley.com